                                                                    EXHIBIT 14.1

                    CODE OF ETHICS FOR SPECIFIED OFFICERS OF
                   GROUP 1 AUTOMOTIVE, INC. - REVISED 12/2002

      This Code of Ethics (this "Code") contains the policies that relate to the legal and ethical standards of conduct the Chief Executive Officer, Chief Financial Officer, Controller and all other financial and accounting officers of Group 1 Automotive, Inc. (the "Company") are expected to comply with while carrying out their duties and responsibilities on behalf of the Company. The Company requires that each of these officers:

      1. Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships.

      2. Avoid conflicts of interest and disclose any material transactions or relationships that reasonably could be expected to give rise to a conflict of interest to the Company's Chief Executive Officer and the Chairman of the Company's Audit Committee.

      3. Exercise independent professional judgment and deter wrongdoing in the conduct of all duties and responsibilities on behalf of the Company.

      4. Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable. Authorized executives (the Company's Chief Executive and Financial Officers only) will provide analysts, institutional and individual investors, and the media fair access to corporate information when appropriate.

      5. Recognize that the integrity of the capital markets is based on the transparency of credible financial and non-financial corporate information, and, to the best of his or her ability and knowledge, work to ensure that the Company fully, fairly and accurately discloses this important information in a timely and understandable manner in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

      6. Comply with all rules, regulations and laws of federal, state, and local governments, and other appropriate private and public regulatory agencies; and report to the Company's Chief Executive Officer and the Chairman of the Company's Audit Committee any suspected fraudulent or illegal acts within the Company.

      7. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated; and avoid any professional/business relationships that might affect, or be perceived to potentially affect, his or her ethical conduct.

      8. Respect the confidentiality of information acquired in the course of his or her work except when authorized or otherwise legally obligated to disclose such information. Confidential information acquired in the course of his or her work will not be used for personal advantage, or for the advantage of related parties.

      9. Discharge responsibilities completely and competently by keeping abreast of the affairs of the Company, as well as the laws and regulations affecting his or her position.

      10. Proactively promote ethical behavior as a responsible partner among peers in his or her work environment.

      11. Achieve responsible use of and control over all assets and resources employed or entrusted to him or her; and honor his or her obligation to serve the interest of shareholders and other stakeholders.

      12. Mistakes should never be covered up, but should be immediately fully disclosed and corrected. Falsification of any Company record is prohibited.

      13. Report any violations of this Code to the Company's Chief Executive Officer and the Chairman of the Company's Audit Committee.

      14. Recognize that failure to comply with the requirements of this Code could result in termination of employment.

      All officers subject to this Code shall also comply with the Company's Code of Conduct. Any change to or waiver of this Code shall be made only by the Company's Board of Directors, or the appropriate committee of the Company's Board of Directors. If a change to or waiver of this Code is made or granted, appropriate disclosure will be made within two business days after such change or waiver has been made or granted as required by law and the New York Stock Exchange.

May 16, 2004
------------------------
Date

                                             /s/ B.B. Hollingsworth, Jr.
                                             -----------------------------------
                                             B.B. Hollingsworth, Jr.
                                             Chief Executive Officer


                                             /s/ Robert Ray
                                             -----------------------------------
                                             Robert Ray
                                             Chief Financial Officer

                                             /s/ Wade Stubblefield
                                             -----------------------------------
                                             Wade Stubblefield
                                             Controller


                                      -2-